Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 1, 2023) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2022.

2022 Fourth Quarter Results:
•Homes delivered increased 3% to 2,384, an all-time quarterly record
•Revenue increased 16% to an all-time quarterly record of $1.2 billion
•Pre-tax income increased 16% to $164.2 million, a fourth quarter record
•Net income increased 15% to $130.4 million ($4.65 per diluted share)
compared to $113.4 million ($3.83 per diluted share) in 2021
•Results include $18.4 million of impairments ($13.9 million after tax or $0.50 per diluted share)
•New contracts were 985 compared to 1,744 in 2021’s fourth quarter, a 44% decrease
•Backlog sales value of $1.7 billion versus $2.4 billion last year

2022 Full Year Results:
•Homes delivered of 8,366 compared to 8,638 in 2021, a 3% decrease
•Record revenue of $4.1 billion, an increase of 10% over last year
•Record pre-tax income of $635.2 million, a 25% increase compared to $509.1 million in 2021
•Net income increased 24% to a record $490.7 million ($17.24 per diluted share) compared to $396.9 million in 2021 ($13.28 per diluted share)
•New contracts were 6,668 compared to 2021’s 9,084, a 27% decrease
•Shareholders’ equity reached an all-time record of $2.1 billion, a 28% increase from a year ago, with book value per share of $75
•Return on equity of 27%
•Homebuilding debt to capital ratio of 25% compared to 30% at December 31, 2021

For the fourth quarter of 2022, the Company reported record net income of $130.4 million, or $4.65 per diluted share, compared to net income of $113.4 million, or $3.83 per diluted share, for the fourth quarter of 2021. Net income for the fourth quarter of 2022 included $13.9 million of after-tax charges ($0.50 per diluted share) for impairments of land-related assets and deposit write-offs. For the year ended December 31, 2022, the Company reported net income of $490.7 million, or $17.24 per diluted share, compared to net income of $396.9 million, or $13.28 per diluted share in 2021. Net income for the year ended December 31, 2022 included $13.9 million of after-tax charges ($0.50 per diluted share) for impairments of land-related assets and deposit write-offs. Net income in 2021 included a $7.0 million after-tax loss on early extinguishment of debt ($0.23 per diluted share).

Homes delivered in 2022’s fourth quarter reached an all-time quarterly record of 2,384, increasing 3% compared to 2,316 deliveries in 2021’s fourth quarter. Homes delivered for the twelve months ended December 31, 2022 decreased 3% to 8,366 from 2021’s deliveries of 8,638. New contracts for 2022’s fourth quarter decreased 44% to 985 from 1,744 new contracts in 2021’s fourth quarter. For 2022, new contracts were 6,668, declining 27% from 2021’s 9,084 new contracts. Homes in backlog decreased 35% at December 31, 2022 to 3,137 units, with a sales value of $1.7 billion, a 28% decrease from last year, and the average sales price in backlog increased 11% to $541,000. At December 31, 2021, the sales value of the 4,835 homes in backlog was $2.4 billion, with an average sales price of $490,000. M/I Homes had 196 active communities at December 31, 2022 compared to 175 a year ago. The Company’s cancellation rate was 30% in 2022’s fourth quarter and 10% for the prior year’s fourth quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to announce our fourth quarter and full year financial results, highlighted by record revenue, income, and very strong returns. We increased our revenue by 10% to a record $4.1 billion, increased pre-tax income by 25% to $635 million, and improved our operating margin by 160 basis points to 15.4%. Our gross margins, exclusive of 2022 impairments, improved by 140 basis points over last year to 25.7%, our overhead expense ratio improved by 60 basis points to 9.8%, and our return on equity continued to be strong at 27%. These results drove record diluted earnings per share of $17.24, a 30% increase over 2021 and produced year-end book value of $75 per share.”

Mr. Schottenstein continued, “Our financial condition is excellent. We ended the year with record shareholders’ equity reaching $2.1 billion, cash of $312 million, zero borrowings under our $650 million credit facility, and a homebuilding debt to capital of 25%. The rapid rise in interest rates over the past 9 months has materially impacted demand. On the other hand, favorable homebuyer demographics and a prolonged undersupply of available homes give us confidence in the housing market’s long-term outlook. Though current conditions remain challenging, we feel very good about our position given the strength of our balance sheet, our low debt levels, our diverse product offerings and our well-located communities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2024.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
New contracts	985	1,744	6,668	9,084
Average community count	187	176	179	183
Cancellation rate	30%	10%	14%	8%
Backlog units	3,137	4,835	3,137	4,835
Backlog sales value	$1,698,169	$2,366,873	$1,698,169	$2,366,873
Homes delivered	2,384	2,316	8,366	8,638
Average home closing price	$492	$443	$479	$420

Homebuilding revenue:
Housing revenue	$1,172,515	$1,026,082	$4,010,427	$3,630,469
Land revenue	21,874	2,721	34,771	13,390
Total homebuilding revenue	$1,194,389	$1,028,803	$4,045,198	$3,643,859

Financial services revenue	22,611	22,949	86,195	102,028

Total revenue	$1,217,000	$1,051,752	$4,131,393	$3,745,887

Cost of sales - operations	924,117	808,150	3,069,199	2,836,972
Cost of sales - impairment	18,352	—	18,352	—
Gross margin	$274,531	$243,602	$1,043,842	$908,915
General and administrative expense	52,565	48,306	214,811	192,009
Selling expense	57,580	55,231	191,580	198,610
Operating income	$164,386	$140,065	$637,451	$518,296
Other loss (income)	11	(1,901)	(6)	(2,046)
Interest expense	185	602	2,250	2,156
Loss on early extinguishment of debt	—	—	—	9,072
Income before income taxes	$164,190	$141,364	$635,207	$509,114
Provision for income taxes	33,795	27,981	144,545	112,246
Net income	$130,395	$113,383	$490,662	$396,868

Earnings per share:
Basic	$4.75	$3.93	$17.60	$13.64
Diluted	$4.65	$3.83	$17.24	$13.28

Weighted average shares outstanding:
Basic	27,435	28,833	27,876	29,092
Diluted	28,017	29,612	28,463	29,880

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2022	2021
Assets:
Total cash, cash equivalents and restricted cash	$311,542	$236,368
Mortgage loans held for sale	242,539	275,655
Inventory:
Lots, land and land development	1,294,779	1,125,738
Land held for sale	3,331	4,312
Homes under construction	1,366,804	1,187,341
Other inventory	163,688	135,043
Total Inventory	$2,828,602	$2,452,434

Property and equipment - net	37,446	37,648
Operating lease right-of-use assets	60,416	50,950
Goodwill	16,400	16,400
Investments in joint venture arrangements	51,554	57,121
Deferred income tax asset	18,019	10,251
Other assets	148,405	103,026
Total Assets	$3,714,923	$3,239,853

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	396,105	395,331
Senior notes due 2030 - net	296,361	295,937
Notes payable - other	—	4,549
Total Debt - Homebuilding Operations	$692,466	$695,817

Notes payable bank - financial services operations	245,741	266,160
Total Debt	$938,207	$961,977

Accounts payable	228,597	244,505
Operating lease liabilities	61,310	51,497
Other liabilities	416,084	357,690
Total Liabilities	$1,644,198	$1,615,669

Shareholders’ Equity	2,070,725	1,624,184
Total Liabilities and Shareholders’ Equity	$3,714,923	$3,239,853

Book value per common share	$75.46	$56.99
Homebuilding debt / capital ratio(1)	25%	30%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$198,220	$17,518	$184,071	$(16,823)
Cash used in investing activities	$(8,282)	$(19,799)	$(27,380)	$(51,722)
Cash provided by (used in) financing activities	$53,843	$17,492	$(81,517)	$44,103

Land/lot purchases	$51,480	$156,307	$341,084	$630,120
Land development spending	$146,937	$140,640	$496,177	$421,824
Land sale revenue	$21,874	$2,721	$34,771	$13,390
Land sale gross profit	$8,827	$707	$11,735	$3,228

Financial services pre-tax income	$9,655	$10,775	$39,260	$58,379

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$130,395	$113,383	$490,662	$396,868
Add:
Provision for income taxes	33,795	27,981	144,545	112,246
Interest income	(2,034)	(677)	(4,403)	(1,950)
Interest amortized to cost of sales	8,724	7,974	30,270	33,829
Depreciation and amortization	4,350	4,378	17,174	16,915
Non-cash charges	20,526	2,360	27,139	10,437
Adjusted EBITDA	$195,756	$155,399	$705,387	$568,345

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Income before income taxes	$164,190	$141,364	$635,207	$509,114
Add: Impairment (2)	18,352	—	18,352	—
Add: Loss on early extinguishment of debt (3)	—	—	—	9,072
Adjusted income before income taxes	$182,542	$141,364	$653,559	$518,186

Net income	$130,395	$113,383	$490,662	$396,868
Add: Impairment - net of tax (2)	13,948	—	13,948	—
Add: Loss on early extinguishment of debt (3)	—	—	—	6,985
Adjusted net income	$144,343	$113,383	$504,610	$403,853

Impairment - net of tax (2)	$13,948	$—	$13,948	$—
Loss on early extinguishment of debt (3)	$—	$—	$—	$6,985

Divided by: Diluted weighted average shares outstanding	28,017	29,612	28,463	29,880

Diluted earnings per share related to impairment (2)	$0.50	$—	$0.50	$—
Diluted earnings per share related to loss on early extinguishment of debt (3)	—	—	—	0.23

Add: Diluted earnings per share	4.65	3.83	17.24	13.28

Adjusted diluted earnings per share	$5.15	$3.83	$17.74	$13.51
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2)    Represents the related charges divided by diluted weighted average shares outstanding during the respective period as presented in the Summary Statement of Income.
(3)    Represents loss on early extinguishment of debt related to the early redemption of our 2025 Senior Notes during the third quarter of 2021, consisting of a $7.1 million prepayment premium due to early redemption and $2.0 million for the write-off of unamortized debt issuance costs.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	369	705	(48)%	2,747	3,667	(25)%
Southern	616	1,039	(41)%	3,921	5,417	(28)%
Total	985	1,744	(44)%	6,668	9,084	(27)%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	971	954	2%	3,581	3,592	—%
Southern	1,413	1,362	4%	4,785	5,046	(5)%
Total	2,384	2,316	3%	8,366	8,638	(3)%

	BACKLOG
	December 31, 2022			December 31, 2021
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,056	$552	$523,000	1,890	$914	$484,000
Southern	2,081	$1,146	$551,000	2,945	$1,453	$493,000
Total	3,137	$1,698	$541,000	4,835	$2,367	$490,000

	LAND POSITION SUMMARY
	December 31, 2022			December 31, 2021
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,972	7,406	15,378	7,729	7,160	14,889
Southern	17,032	9,643	26,675	16,864	12,204	29,068
Total	25,004	17,049	42,053	24,593	19,364	43,957